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Exhibit 21.1

Subsidiaries of the Registrant

Name	State or Country of Organization
Perficient Vertecon, Inc. Perficient Javelin, Inc. Perficient International Limited Perficient Canada Corp. Core Objective, Inc. 1028052 Ontario, Inc.	Delaware Delaware United Kingdom Canada Canada Canada

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  Exhibit 21.1
Subsidiaries of the Registrant